As filed with the Securities and Exchange Commission on June 16, 2014

Registration No. 333-195068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IGNYTA, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3564984
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(858) 255-5959

(Address of Principal Executive Offices)

IGNYTA, INC. AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

IGNYTA, INC. EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

(Full Title of the Plans)

Jonathan E. Lim, M.D.

President and Chief Executive Officer

Ignyta, Inc.

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(858) 255-5959

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Cheston J. Larson, Esq.

Latham & Watkins, LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities and registration fees were paid upon filing of the original Registration Statement on Form S-8 (File No. 333-195068). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

Effective as of June 12, 2014, Ignyta, Inc. changed its state of incorporation from Nevada to Delaware. This reincorporation was effectuated by a merger (the “Reincorporation Merger”) of Ignyta, Inc., a Nevada corporation (“Ignyta Nevada”), with and into Ignyta Operating, Inc., a Delaware corporation (“Ignyta Delaware”), then a wholly owned Delaware subsidiary of Ignyta Nevada, with Ignyta Delaware being the surviving entity to the merger and changing its name to Ignyta, Inc. The Reincorporation Merger was approved by the requisite vote of stockholders at Ignyta Nevada’s Annual Meeting of Stockholders on June 11, 2014. Ignyta Delaware is deemed to be the successor issuer of Ignyta Nevada under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ignyta Nevada and Ignyta Delaware, as issuer and successor issuer, respectively, under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the “Registrant,” “we,” “us” or “our.”

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-195068), originally filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2014 by Ignyta Nevada (the “Original Registration Statement”), relating to Ignyta Nevada’s Amended and Restated 2011 Stock Incentive Plan and Ignyta Nevada’s Employment Inducement Incentive Award Plan (together, the “Plans”), is being filed by the Registrant, as the successor issuer of Ignyta Nevada, pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Original Registration Statement as a result of the Registrant’s reincorporation in the State of Delaware from the State of Nevada via the Reincorporation Merger. In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, as successor issuer to Ignyta Nevada, hereby expressly adopts the Original Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act. No additional securities are being registered under this Post-Effective Amendment No. 1. The applicable registration fees were paid at the time of the original filing of the Original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a) The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on March 14, 2014 relating to the Registration Statement on Form S-1, as amended (Registration No. 333-194241), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b) The Registrant’s Annual Report on Form 10-K filed on February 28, 2014;

(c) The Registrant’s Quarterly Report on Form 10-Q filed on May 12, 2014;

(d) The Registrant’s Current Reports on Form 8-K filed on January 6, 2014, January 15, 2014, February 3, 2014, February 6, 2014, February 19, 2014, February 28, 2014, April 1, 2014, April 23, 2014, May 2, 2014 and May 30, 2014;

(e) The Registrant’s Current Report on Form 8-K12B filed on June 13, 2014; and

(f) The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36344), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on March 11, 2014, including any amendments or reports filed for the purpose of updating such description, including the Registrant’s current report on Form 8-K12B filed by the Registration on June 13, 2014.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on page 5 is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

The information set forth in this item is incorporated by reference from Item 9 of the Registrant’s Registration Statement on Form S-8 (File No. 333-195068) filed with the SEC on April 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 16, 2014.

IGNYTA, INC.

By:	/s/ Jonathan E. Lim, M.D.
Jonathan E. Lim, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Jonathan E. Lim, M.D. Jonathan E. Lim, M.D.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 16, 2014

/s/ Jacob Chacko, M.D. Jacob Chacko, M.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2014

* Alexander Casdin	Director	June 16, 2014

* Heinrich Dreismann, Ph.D.	Director	June 16, 2014

* James Freddo, M.D.	Director	June 16, 2014

* James Bristol, Ph.D.	Director	June 16, 2014

* By:	/s/ Jonathan E. Lim, M.D.
Jonathan E. Lim, M.D.
As attorney-in-fact

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Second Amended and Restated Certificate of Incorporation of Ignyta, Inc.	8-K12B	001-36344	3.1	6/13/14

3.2	Amended and Restated Bylaws of Ignyta, Inc.	8-K12B	001-36344	3.2	6/13/14

4.1	Form of Common Stock Certificate	8-K12B	001-36344	4.1	6/13/14

5.1	Opinion of Latham & Watkins LLP					X

10.1	Ignyta, Inc. 2014 Incentive Award Plan	8-K12B	001-36344	10.1	6/13/14

10.1	Form of Stock Option Agreement under the Ignyta, Inc. 2014 Incentive Award Plan	8-K12B	001-36344	10.2	6/13/14

23.1	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X